Exhibit 10.6(a)

EXECUTION COPY

PURCHASE AGREEMENT

BY AND BETWEEN

CHURCHILL FINANCIAL HOLDINGS LLC

and

RESOURCE TRS II, INC.

Dated as of February 11, 2011

TABLE OF CONTENTS
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TABLE OF CONTENTS
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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of February 11, 2011, by and between Churchill Financial Holdings LLC, a Delaware limited liability company (“Seller”,) and Resource TRS II, Inc., a [           ] (“Buyer” and, together with Seller, the “Parties,” and, individually, each a “Party”).  Certain other terms are used herein as defined below in Article 1 or elsewhere in this Agreement.

Background

Seller owns 100% of the total outstanding membership interests in Churchill Pacific Asset Management LLC, a Delaware limited liability company and successor by merger to Centre Pacific LLC  (“CPAM”).  This Agreement sets forth the terms and conditions upon which Buyer will purchase all of the outstanding membership interests of CPAM (the “Purchased Securities”) from the Seller at the Closing.

Terms and Conditions

NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1. Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Acquisition Proposal” is defined in Section 5.5.

“Action” is defined in Section 8.5.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated under it.

“Affiliates” means, with respect to a particular Person, any other Persons directly or indirectly, controlling, controlled by or under common control with such particular Person.

“Agreement” means this Agreement, the Schedules, the Exhibits, and the Seller’s Disclosure Letter.

“Balance Sheet Date” is defined in Section 3.2(d).

“Benefit Plan” means, with respect to CPAM, all employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans or any other programs, arrangements, or employee benefit plans within the meaning of Section 3(3) of ERISA, (x) sponsored, maintained or contributed to or required to be contributed to by CPAM or any ERISA Affiliate or (y) in which CPAM has any present or expects to have any future Liability, and any related or separate Contracts, plans, trusts, programs, policies and arrangements that provide benefits of economic value to (i) any (A) present employee or director of CPAM or (B) former employee or director of CPAM who was employed by or performed services for CPAM after the date Seller acquired CPAM, or (C) beneficiary, dependent or assignee of any such present or former employee or director or (ii) to each Seller's Knowledge, any former employee or director of CPAM who was employed by or performed services for CPAM prior to the acquisition by Seller of CPAM, or beneficiary, dependent or assignee of any such former employee or director of CPAM.

“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the City of New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” is defined above in the preamble.

“Buyer Closing Certificate” means a certificate executed by Buyer certifying that Buyer has satisfied those conditions precedent to the Closing set forth in Sections 7.1 and 7.2, and such certificate shall be deemed a representation of Buyer for the purposes of Article 8.

"Buyer Guaranty" means the guaranty of Resource Capital Corp. dated the date hereof guaranteeing the obligations of Buyer hereunder for the benefit of Seller.

“Buyer Material Adverse Effect” means an event, occurrence or development (or a series of events, occurrences or developments) that has had a material adverse effect upon the ability of Buyer to execute or deliver the Transaction Documents, to perform any of its obligations under the Transaction Documents or to consummate any of the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect: (a) general conditions affecting the United States economy or financial markets or the loan market; (b) any failure by Buyer to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (c) any event, occurrence or development resulting from or relating to (i) compliance with the terms of, or the taking of any action required by, this Agreement, (ii) the announcement of this Agreement, (iii) any change in accounting requirements or principles, or the interpretation or enforcement thereof, (iv) actions required to be taken under applicable Laws, or (v) changes after the date hereof in laws, rules or regulations of general applicability in the industry in which Buyer operates or (d) acts of war, terrorism, or other similar material conflict.

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“Charter Documents” means with respect to any Person that is not a natural Person, such Person’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, certificate of formation, operating agreement, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or any other similar document governing such Person.

“Churchill Assets” means (i) any license or sub-license to use the name "Churchill" or any derivative thereof or the Licensed Marks or Licensed Shared Marks (as each such term is defined in the Financial License Agreement), (ii) any URLs that are used by CPAM in the CPAM Business, and (iii) all furniture, fixtures and equipment in the CPAM offices located in Los Angeles, California where the CPAM Business is currently being conducted.

“Claim Notice” is defined in Section 8.3(a).

“Claim Response” is defined in Section 8.3(a).

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential or proprietary information of a Party, or that of any Affiliate of such Party, that is used in its business, including without limitation analyses, personnel information, know-how, data, databases, customer and client lists, customer and client information (including principal contacts, addresses and telephone numbers, purchasing history, demographics, payment information and any other information), any relationships with customers, clients, suppliers and any other Persons who have, or have had, business dealings with such Party’s or Affiliate’s business and investment research and reports, but shall not include information that (a) is or becomes available to the receiving Party or its representatives from a source other than the disclosing Party, provided such source is not known by the receiving Party to be bound by a confidentiality agreement with the disclosing Party prohibiting such disclosure, (b) is or becomes generally available to the public other than by reason of an act or omission of the receiving Party and/or (c) was or is independently developed by the receiving Party or its representatives.

“Contract” means any written or oral contract, agreement, lease, instrument, or other commitment, arrangement or undertaking that is binding on any Person or its property under any applicable Law.

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“Court Order” means any judgment, decree, injunction, order, ruling, writ, citation or award of any nature whatsoever of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.

“CPAM” is defined in the background section.

“CPAM Business” means the entire business and operations of CPAM as of the date hereof other than the Churchill Assets.

“CPAM CLO Documents” means, collectively, the CPAM Collateral Management Agreements, the CPAM Collateral Administration Agreements and the CPAM Indentures.

“CPAM Collateral Administration Agreements" mean each of (i) the Collateral Administration Agreement dated as of July 10, 2007 between San Gabriel CLO I Ltd. as Issuer, CPAM as Collateral Manager and Vertus Group, LP as Collateral Administrator, (ii) the Collateral Administration Agreement dated as of January 24, 2007 between Shasta CLO I Ltd. as Issuer, CPAM as Collateral Manager and The Bank of New York Mellon Trust Company, National Association as Collateral Administrator, (iii) the Collateral Administration Agreement dated as of November 21, 2006 between Sierra CLO II Ltd. as Issuer, CPAM as Collateral Manager and The Bank of New York Mellon Trust Company, National Association as Collateral Administrator, (iv) the Collateral Administration Agreement dated as of December 21, 2004 between Whitney CLO I Ltd. as Issuer, CPAM as Collateral Manager and JPMorgan Chase Bank, National Association as Collateral Administrator, and (v) the Collateral Administration Agreement dated as of March 9, 2004 between Olympic CLO I Ltd. as Issuer, CPAM as Collateral Manager and JPMorgan Chase Bank, National Association as Collateral Administrator.

“CPAM Collateral Management Agreements” means, collectively, (i) the Collateral Management Agreement dated March 9, 2004 between CPAM and Olympic CLO I Ltd., (ii) the Collateral Management Agreement dated December 21, 2004 between CPAM and Whitney CLO I Ltd., (iii) the Collateral Management Agreement dated November 21, 2006 between CPAM and Sierra CLO II Ltd., (iv) the Collateral Management Agreement dated January 24, 2007 (the "Shasta Collateral Management Agreement") between CPAM and Shasta CLO I Ltd. and (v) the Collateral Management Agreement dated July 10, 2007 between CPAM and San Gabriel CLO I Ltd., in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CPAM Indentures” means, collectively, (i) the Indenture dated March 9, 2004 among Olympic CLO I Ltd., as Issuer, and the Co-Issuer and Trustee named therein, (ii) the Indenture dated December 21, 2004 among Whitney CLO I Ltd., as Issuer, and the Co-Issuer and Trustee named therein, (iii) the Indenture dated November 21, 2006 among Sierra CLO II Ltd., as Issuer, and the Co-Issuer and Trustee named therein, (iv) the Indenture dated January 24, 2007 among Shasta CLO I Ltd., as Issuer, and the Co-Issuer and Trustee named therein, and (v) the Indenture dated July 10, 2007 among San Gabriel CLO I Ltd., as Issuer, and the Co-Issuer and Trustee named therein, in each case as the same may be amended, supplemented or otherwise modified from time to time.

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“CPAM Employee” means any individual employed by CPAM at Closing or whose employment was terminated at or prior to Closing pursuant to Section 5.13.

“CPAM Lease” means the property lease dated February 16, 2005, to which CPAM is a party for the property at which the CPAM Business is conducted, located in Los Angeles, California.

“CPAM Manager” is defined in Section 3.2(p).

“CPAM Required Consents” is defined in Section 3.2(b).

“Cut-Off Time” is defined in Section 2.1.

“Damages” means any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements) of every kind, nature and description; provided, however, that “Damages” shall not include any (i) punitive or special damages or (ii) consequential damages other than the loss of the management fee income under the CPAM Collateral Management Agreements.

“Deductible Amount” is defined in Section 8.3(c).

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Person, any other Person that, together with such Person, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Expiration Date” is defined in Section 8.4.

“Financial License Agreement” means the Financial License Agreement dated as of March 27, 2007 between Churchill Brand Holdings LLC, as licensor, and Churchill Financial Holdings LLC, as licensee.

“Financial Statements” is defined in Section 3.2(d).

“Fund Entities” means Olympic CLO I Ltd., Whitney CLO I Ltd., Sierra CLO II Ltd., Shasta CLO I Ltd. and San Gabriel CLO I Ltd.

“Funds Flow Memorandum” means a memorandum prepared by Seller, and approved by Buyer, that sets forth the cash disbursements required to be made by each Party at Closing with respect to the Transactions, including the cash payments to be made by Buyer to Seller.

“GAAP” means generally accepted U.S. accounting principles applied on a consistent basis.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal), to the extent (in the case of any quasi-governmental authority) that the rules, regulations and other pronouncements of such authority have the force of law and the orders, ruling and awards of such authority are binding on any Person or its property.

“Governmental Permits” means any permits, licenses, registrations, certificates of occupancy, approvals, privileges or other authorizations of any nature whatsoever, granted, approved or allowed by any Governmental Body.

 “Indemnification Cap” is defined in Section 8.3(c).

“Indemnified Buyer Party” is defined in Section 8.1.

“Indemnified Party” is defined in Section 8.3(a).

“Indemnified Seller Party” is defined in Section 8.2.

“Indemnitor” is defined in Section 8.3(a).

 “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated under it.

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“Knowledge,” “to the Knowledge of,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.  With respect to Seller, such phrases shall mean the actual knowledge of any of John Casparian, Kevin Hickam, Steve Ahearn, Alastair Merrick, Gerhard Lombard, Kenneth Kencel, David Heilbrunn and Margrit Azadian.  With respect to Buyer, such phrases shall mean the actual knowledge of any of Christopher Allen and Gretchen Bergstresser.

“Law” means any constitution, statute, law, treaty, ordinance, regulation, charter, order, rule or guideline of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Liquidated Claim Notice” is defined in Section 8.3(a).

“Litigation” means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, criminal prosecution or investigation or inquiry of any Governmental Body.

“Non-Assignable Contract” is defined in Section 2.6.

"Non-Assumed Contract" is defined in Section 2.6.

“Other Material Contracts” is defined in Section 3.2(g)(ii).

“Parties” is defined above in the preamble.

“Party” is defined above in the preamble.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising at Law for amounts which are not due and payable and which would not, individually or in the aggregate, be reasonably expected to have a Seller Material Adverse Effect, (c) Encumbrances arising from zoning ordinances which would not, individually or in the aggregate, be reasonably expected to have a Seller Material Adverse Effect, (d) in the case of the Purchased Securities, Encumbrances under CPAM's Charter Documents or applicable securities Laws, and (e) such other matters as are disclosed on Schedule 1.2(b) hereto.

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“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Distributions” is defined in Section 5.14.

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Purchase Price” is defined in Section 2.4.

“Purchase Price Cap” is defined in Section 8.3(c).

“Purchased Assets” is defined in Section 5.9 (h).

“Purchased Securities” is defined in the background section.

“Resolution Period” is defined in Section 8.3(b).

“Response Period” is defined in Section 8.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble section.

“Seller Material Adverse Effect” means an event, occurrence or development (or a series of events, occurrences or developments) that has had or would reasonably be expected to have a material adverse effect upon (a) the revenues expected to be received from CPAM's asset management business as presently being conducted including, without limitation, from the management fees payable under the CPAM Collateral Management Agreements, or (b) the ability of Seller or CPAM as applicable, to execute or deliver the Transaction Documents, to perform any of their or its respective obligations under the Transaction Documents or to consummate any of the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: (a) general conditions affecting the United States economy or financial markets or the loan market; (b) any failure by CPAM to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (c) any event, occurrence or development resulting from or relating to (i) compliance with the terms of, or the taking of any action required by, this Agreement, (ii) the announcement of this Agreement, (iii) any change in accounting requirements or principles, or in the interpretation or enforcement thereof, (iv) actions required to be taken under applicable Laws or under Contracts disclosed in the Seller’s Disclosure Letter, or (v) changes after the date hereof in laws, rules or regulations of general applicability in the industry in which CPAM operates; or (d) acts of war, terrorism, or other similar conflicts.

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“Seller” is defined in the preamble section.

“Seller Section 3.1(d) “Closing Certificate” means a certificate of an executive officer of Seller certifying that the representations made by Seller in Section 3.1(d) are true and correct as of the Closing Date.

“Seller Section 6.2 “Closing Certificate” means a certificate of an executive officer of Seller certifying that Seller has satisfied those conditions precedent to the Closing set forth in Section 6.2 insofar as such Section applies to Seller, and such certificate shall be deemed a representation of Seller for the purposes of Article 8.

"Seller Section 6.5 Closing Certificate" means a certificate of an executive officer of Seller certifying as to the matters set forth in Section 6.5, and such certificate shall be deemed a representation of Seller for the purposes of Article 8.

“Seller’s Disclosure Letter” means any of the schedules set forth in the Disclosure Letter attached hereto and delivered by Seller to Buyer on the date hereof, as the same may be supplemented or amended pursuant to Section 5.6, containing exceptions to the representations and warranties set forth in Article 3 and information relating to Seller or CPAM pursuant to the other provisions hereof.

“Seller Required Consents” is defined in Section 3.1(c).

“Severance Liabilities” means any severance or other termination costs, expenses or Liabilities (including without limitation compensation during any required notice period or otherwise and any bonuses, provision of any benefits, or any other retention payments) associated with the termination of any of the CPAM Employees.

“Straddle Period” is defined in Section 5.9(a)(ii).

“Tax Benefit” is defined in Section 8.8.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, any documents with respect to or accompanying payments of estimated Taxes, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, claim, declaration, statement or other document, and including any amendments of any of the foregoing.

“Taxes” means all taxes, duties, charges, fees, levies or other assessments (including any similar obligation to pay, withhold or collect) imposed by any taxing authority including income, franchise, profits, capital gains, gross receipts, value-added, excise, withholding, property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

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“Terminated Employees” is defined in Section 5.13(b).

“Termination Date” is defined in Section 9.1(b).

 “Transaction Documents” means this Agreement and the Buyer Guaranty.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

 “Treasury Regulation”  means the regulations promulgated by the U.S. Treasury Department under the Code, as such regulations may be amended from time to time.

“U.S.” means the United States of America.

“Unliquidated Claim” is defined in Section 8.3(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

2. Sale and Purchase; Closing.

         2.1 Closing Location, Date.

(a) The closing for the Transactions (the “Closing”) shall be held at the offices of Orrick, Herrington & Sutcliffe LLP in New York, New York, on February 28, 2011, or such earlier date as the Parties may agree (such date, the “Closing Date”), and the Closing shall be effective at 12:01 a.m. New York time on the Closing Date; provided, however, that the books of CPAM shall be deemed to have been closed as of the close of business on the Business Day immediately preceding the Closing Date (the “Cut-Off Time”).

(b) Notwithstanding the Cut-Off Time, no fees paid or payable to CPAM under the CPAM Collateral Management Agreements from and after January 1, 2011 (including any fees accrued but unpaid prior to January 1, 2011) shall be distributable to Seller, regardless of when earned.

               2.2 Sale and Purchase.  On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller’s membership interests in CPAM and all of its rights, title and interests thereto and Buyer shall purchase and acquire all of Seller’s membership interests in CPAM and all of its rights, title and interests thereto.

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                2.3 Closing Deliveries.  At the Closing, subject to the terms and conditions contained herein:

(a) Seller shall deliver to Buyer the following items:

(i) duly executed counterparts of the Transaction Documents to which Seller is a party;

(ii) to the extent certificated, certificates representing the Purchased Securities, duly endorsed in blank or accompanied by powers duly endorsed in blank, with any required transfer stamps affixed thereto or, to the extent not certificated, assignments of the Purchased Securities in form reasonably acceptable to Buyer;

(iii) [Reserved.]

(iv) the Seller Section 3.1(d) Closing Certificate;

(v) the Seller Section 6.2 Closing Certificate;

(vi) the Seller Section 6.5 Closing Certificate;

(vii) those Seller Required Consents and CPAM Required Consents (or in lieu thereof waivers) set forth on Schedule 3.1(b) and Schedule 3.2(b) of the Seller's Disclosure Letter, each of which shall (A) be in form and substance reasonably satisfactory to Buyer, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (C) be in full force and effect;

(viii) any releases from current CPAM employees being terminated pursuant to Section 5.13(b) delivered on or prior to the Closing Date;

(ix) a certificate from Barclays Capital to the effect that all amounts due to it in connection with the Transactions have been paid or, if not, will be payable solely by Seller and not by CPAM;

(x) a schedule setting forth in reasonable detail the actions taken as of the Closing Date and to be taken after the Closing Date with respect to the termination or assignment of each Non-Assumed Contract; and

(xi) such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller’s right, title and interest in and to the Purchased Securities.

(b) Buyer shall deliver to Seller the following items:

(i) duly executed counterparts of the Transaction Documents to which it or any Affiliate of Buyer is a party;

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(ii) a duly executed acknowledgment to the Funds Flow Memorandum;

(iii) [Reserved.]

(iv) the Buyer Closing Certificate;

(v) the cash payments required to be made to Seller as set forth in the Funds Flow Memorandum, via wire transfer of immediately available funds made pursuant to the written wire instructions delivered by Seller to Buyer at least five Business Days prior to Closing; and such other instruments of conveyance and transfer, in form reasonably satisfactory to Seller and their legal counsel, as shall be necessary to give effect to the Transactions.

(c) The Parties shall also deliver to each other the Funds Flow Memorandum prepared by Seller and approved by Buyer and such other certificates, instruments and other documents as may be reasonably requested by any of them to evidence or give effect to the Transactions, at the cost of the requesting Party.

        2.4 Purchase Price.  The purchase price to be paid by Buyer to Seller for the Purchased Securities shall be equal to $22,500,000 in cash (the “Purchase Price”).

       2.5 Termination, Assignment and Assumption of Contracts.  Seller shall assign or terminate or cause to be assigned or terminated each of the Contracts of CPAM other than those designated with an asterisk on Schedule 3.2(g) of Seller's Disclosure Letter (such Contracts to be assigned or terminated, the "Non-Assumed Contracts"), on or before the Closing Date or as soon as practicable thereafter, consistent with Law, the terms of such Contracts, Seller’s obligations under this Agreement and CPAM’s obligations under the CPAM CLO Documents.  Effective upon the Closing, as among Seller, CPAM and Buyer, all Liabilities under each such Contract which has not been so assigned or terminated shall be and hereby is assumed by Seller and Seller shall pay and be responsible for all costs and expenses associated with the assumption or termination of such Contracts and all Liabilities under such Contracts whether incurred prior to, at, or subsequent to Closing.  Any available tax deduction relating to the payment of any such costs or expenses shall belong to and be taken by Seller to the extent attributable to the Pre-Closing Period and as permitted by applicable Law.  Seller may, in its sole discretion, elect to terminate any such Contracts after the Closing Date, and Buyer shall cooperate and cause CPAM to cooperate in taking all steps necessary to permit Seller to assume or terminate such Contracts as soon as practicable after the Closing Date.  Notwithstanding the foregoing provisions of this Section 2.5, Buyer shall forward all invoices and other demands or requests for payment with respect to any such Contract to Seller, Seller shall promptly pay or settle such invoices, demands or other requests for payment and Buyer shall not make any payments, or otherwise take any action or enter into any agreement or understanding, under or with respect thereto without the Sellers’ prior written consent.

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Nothing in this Section 2.5 shall be construed as an attempt by any Party to assign to the other pursuant to this Section 2.5 any Contract, Governmental Permit, franchise, claim or asset that is by its terms or by Law nonassignable without the consent of any other party or parties thereto, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to any assigning Party would not by Law pass to the Party that is the proposed assignee as an incident of the assignments provided for by this Agreement (a “Non-Assignable Contract”).

3. Representations and Warranties of Seller.

3.1 Seller.  Seller hereby represents and warrants to Buyer that the statements contained in this Section 3.1 are true and correct as of the date hereof and as of the Closing Date with respect to Seller as follows:

(a) Corporate Status.  Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated.

(b) Authorization.  Seller has the requisite power and authority to (a) own the membership interests in CPAM owned by it, (b) execute and deliver the Transaction Documents to which it is or will be a party and (c) perform its obligations under the Transaction Documents.  Such execution, delivery and performance by Seller has been duly authorized by all necessary limited liability company action.  Each Transaction Document executed and delivered by Seller has been, or upon execution and delivery will be, duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as such enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

(c) Consents and Approvals.  Except for any notices, filings, consents or approvals specified in Schedule 3.1(c) of the Seller’s Disclosure Letter (collectively the “Seller Required Consents”), neither the execution and delivery by Seller of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or required to be performed by Seller thereunder, requires any notice, filing, consent or approval, constitutes a Default, or causes any payment obligation to arise under (a) any Law or Court Order to which Seller is subject, (b) the Charter Documents of Seller, or (c) any Contract, Government Permit or other document to which Seller is a party or is bound.

(d) Equity Ownership.  Seller is the owner of 100% of the issued and outstanding membership interests of CPAM, free and clear of all Encumbrances other than Permitted Encumbrances.  Other than the Purchased Securities, there are no other CPAM equity interests outstanding and there exist no commitments or other obligations, including options, warrants, or similar agreements relating to CPAM equity interests, profits or other interests or rights therein, other than the CPAM Charter Documents.  At the Closing, upon payment in full of the Purchase Price, Buyer will acquire good and marketable title to the Purchased Securities, free and clear of all Encumbrances other than Permitted Encumbrances.

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3.2 CPAM.  Seller hereby represents and warrants to Buyer that the statements contained in this Section 3.2 are true and correct as of the date hereof and as of the Closing Date, except in each case to the extent that any such statement relates to a specified date, in which case such statement shall be true and correct as of such date, as follows:

(a) Corporate Status.  CPAM is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  True, correct and complete copies of the Charter Documents of CPAM have been delivered to Buyer.

(b) Consents and Approvals.  Except for any notices, filings, consents or approvals specified in Schedule 3.2(b) of the Seller’s Disclosure Letter (collectively, the “CPAM Required Consents”), neither the execution and delivery of the Transaction Documents, nor the consummation of the Transactions, requires any notice, filing, consent, confirmation by any rating agency that such execution and delivery or consummation will not in and of itself, cause a then current rating of any security issued by a Fund Entity to be reduced or withdrawn, or approval, constitutes a Default, or causes any payment obligation to arise under (a) any Law or Court Order to which CPAM is subject, (b) the Charter Documents of CPAM, (c) any of the CPAM CLO Documents or (d) any Contract (other than the CPAM CLO Documents), Government Permit or other document to which CPAM is a party or is bound.

(c) Title to Assets.  Except as otherwise set forth in Schedule 3.2(c) of the Seller’s Disclosure Letter, CPAM has good title to, or valid licenses to use, own, operate and service its respective assets, free from any Encumbrances, other than Permitted Encumbrances.

(d) Financial Statements.  Schedule 3.2(d) of the Seller’s Disclosure Letter contains copies of the audited balance sheet and income statement of CPAM for the fiscal year ended December 31, 2009, together with the unaudited balance sheet and income statement of CPAM as of and for the twelve (12) months ended December 31, 2010 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and fairly present, in all material respects, the financial condition and results of operations of CPAM as of the respective dates thereof and for the respective periods referred to therein, except that the December 31, 2010 balance sheet and income statement of CPAM does not reflect the effect of GAAP purchase accounting entries which resulted from the change of control of Churchill Financial Holdings LLC on May 12, 2010.

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(e) No Undisclosed Liabilities.  Except as set forth in the unaudited financial statements contained in Schedule 3.2(d) of the Seller's Disclosure Letter or as otherwise disclosed in Schedule 3.2(e) of the Seller's Disclosure Letter, CPAM has no Liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, unasserted or otherwise) except for (i) Liabilities or obligations incurred in the ordinary course of business in accordance with past practice since the Balance Sheet Date, (ii) Liabilities or obligations which Seller is required to pay or assume pursuant to Section 2.5, (iii) Liabilities under Contracts which Seller is required to pay pursuant to Section 5.13, (iv) Liabilities for legal proceedings set forth in Schedule 3.2(f) of the Seller's Disclosure Letter, (v) obligations of CPAM to be performed in the future under the CPAM CLO Documents, and (vi) Liabilities for Taxes to be paid by CPAM on or prior to the Closing date or by Seller pursuant to Section 5.9;  provided that this Section 3.2(e) shall not apply to any Liabilities or obligations arising from any of the matters covered by any other representation or warranty contained in this Section 3.2.

(f) Legal Proceedings.  (i) Except as set forth in Schedule 3.2(f) of the Seller’s Disclosure Letter, there is no Litigation that is pending or, to the Seller’s Knowledge, threatened (A) (1) against CPAM or (2) against any Affiliate of CPAM  and involving, directly or indirectly, the CPAM Business, or (B) against CPAM or any Affiliate thereof seeking to prevent or enjoin the consummation of, or challenge the validity of, the Transactions.

(ii)           CPAM has all Governmental Permits required by any applicable Law or by any CPAM CLO Document in order for CPAM to own, lease, operate, use and/or maintain its assets and to conduct the CPAM Business as presently conducted.  CPAM has complied with all requirements of its Governmental Permits and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the Transactions.  None of such Governmental Permits is subject to any pending administrative or judicial proceeding to suspend, modify, revoke or otherwise limit such Governmental Permit in any respect and, to the Seller’s Knowledge, no such proceeding is threatened.

(g) Contracts.

(i) Schedule 3.2(g) of the Seller’s Disclosure Letter lists all Contracts not fully performed as of the date hereof (other than as to provisions expressly stated to survive termination or expiration) (including all amendments, modifications, extensions and renewals with respect thereto) of the following types to which CPAM is a party or by which CPAM or any of its assets is bound (it being understood that a Contract identified under any clause of this Section 3.2(g) need not be identified under any other clause notwithstanding that such other clause would apply to such Contract), (collectively, but not including the CPAM Collateral Management Agreements, the "Other Material Contracts").

(A) Contracts with any Fund Entities, including but not limited to the CPAM Collateral Management Agreements;

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(B) any notes, debentures, bonds, letters of credit, reimbursement Contacts, loan Contracts or other Contracts for the borrowing or lending of money;

(C) any lease or similar Contract under which CPAM is the lessee or lessor of, or holds or uses any, real property;

(D) Contracts for the future purchase or sale of materials, supplies, goods, services, equipment or other assets;

(E) partnership, joint venture or similar Contracts;

(F) Contracts or arrangements providing a guaranty of, or other assurances in connection with the repayment of the indebtedness of any other Person;

(G) Contracts (other than the CPAM CLO Documents) containing (1) a covenant not to compete binding on CPAM or otherwise restricting the ability of CPAM to engage in the asset management business as currently being conducted, (2) a covenant not to solicit or hire employees of any Person that is binding on CPAM, (3) exclusivity provisions binding on CPAM, (4) any "key person" or change of control provision that is binding on CPAM, (5) any obligation of CPAM to indemnify any Person or (6) any other restriction that limits or impairs the ability of CPAM to freely conduct the asset management business as currently being conducted, in each case pursuant to which CPAM has any continuing obligations under any such covenant, provision or restriction;

(H) any Contracts, excluding any Benefit Plan, with any (A) current officer, director, consultant, independent contractor, member or Affiliate of CPAM or (B) any former officer, director, consultant, independent contractor, member or Affiliate of CPAM, in each case pursuant to which CPAM has any continuing obligations thereunder;

(I) any Contract (other than the CPAM CLO Documents) that (1) provides for a material earn-out or similar contingent obligation of CPAM or (2) contains a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by CPAM of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to CPAM, in each case pursuant to which CPAM has any continuing obligations thereunder;

(J) any Contract requiring that CPAM (1) co-invest with any other Person; (2) provide seed capital or similar investment; or (3) invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions by CPAM) , in each case pursuant to which CPAM has any continuing obligations thereunder; and

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(K)  any Contract that (a) may not be terminated upon 30-days' notice or less without cost to CPAM or (b) involves aggregate payments of more than $25,000 in any calendar year; and

(L) any agreement, contract or commitment with any Affiliate, pursuant to which CPAM has any continuing obligations thereunder.

(ii) Seller has made available to Buyer complete and correct copies of the Other Material Contracts, together with all material amendments, modifications, extensions or renewals with respect thereto, set forth or required to be set forth on Schedule 3.2(g) of the Seller’s Disclosure Letter.

(iii) CPAM is not in Default under any Other Material Contract.  CPAM has not received any written notice from any other Person indicating that CPAM is in Default under any Other Material Contract.  To Seller’s Knowledge, (i) none of the other parties to any Other Material Contract is in Default thereunder and (ii) each Other Material Contract is enforceable against the other parties thereto in accordance with terms thereof, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency or other Laws of general application relating to or affecting the rights of creditors and except as such enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

(h) Absence of Certain Changes.  Except as contemplated by this Agreement and, except as disclosed in Schedule 3.2(h) of the Seller’s Disclosure Letter, CPAM has conducted its business in the ordinary course since the Balance Sheet Date, and since the Balance Sheet Date, CPAM has not:

(i) experienced any change that has had or could reasonably be expected to have a Seller Material Adverse Effect;

(ii) made or declared any distribution or payment in respect of its membership interests by way of distributions, dividends, purchase or redemption of interests or otherwise;

(iii) increased the compensation payable or to become payable to any manager, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor undertaken any other change in any employment or consulting arrangement;

(iv) entered into or amended any employment retention, severance, change in control or similar Contract with any Person;

(v) established or amended any Benefit Plan, other than general amendments to those Benefit Plans maintained by Affiliates of CPAM and in which employees of CPAM participate;

(vi) sold, assigned or transferred any of its assets, other than in the ordinary course of business;

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(vii) subjected any of its assets to any Encumbrance, other than Permitted Encumbrances;

(viii) other than in the ordinary course of business, waived or released any claim or payment or other right in respect of any debt held by it;

(ix) made any payments to any Affiliate, other than in the ordinary course of business; or

(x) entered into or terminated any Contract outside the ordinary course of business or in a manner inconsistent with past practices.

(i) Employment Matters.  Except as set forth on Schedule 3.2(i) of the Seller’s Disclosure Letter, CPAM is not (a) a party to, involved in or, to Seller’s Knowledge, threatened by, any labor dispute or unfair labor practice charge, (b) currently negotiating any collective bargaining agreement, or (c) currently a party to any collective bargaining agreement.  CPAM has not experienced any work stoppage during the last three years.  CPAM has not violated the WARN Act or a similar applicable Law.

(j) ERISA.  For purposes of the following provisions of this Section 3.2(j), the term “Seller” includes any ERISA Affiliate of CPAM.

(i) Schedule 3.2(j)(i) of the Seller’s Disclosure Letter contains a current, correct and complete list of all Benefit Plans.  Seller has delivered to Buyer true, correct, and complete copies of all documents constituting a Benefit Plan of CPAM, including trust agreements, insurance policies, service agreements, formal and informal amendments thereto and written agreements relating to such Benefit Plan.

(ii) Neither CPAM nor any ERISA Affiliate of CPAM currently sponsors, maintains or contributes to or in the past six (6) years has sponsored, maintained, contributed to or been required to sponsor, maintain or contribute to an employee benefit plan subject to Title IV of ERISA, and neither CPAM nor any ERISA Affiliate of CPAM has incurred any Liability with respect to, or arising from any such plan.

(iii) With respect to any Benefit Plan of CPAM that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (i) there is no disqualified benefit, and (ii) no welfare plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code.

(k) Insurance.  Schedule 3.2(k) of the Seller’s Disclosure Letter lists all policies or binders of insurance held by or on behalf of CPAM, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder.  Each insurance policy identified in Schedule 3.2(k) of the Seller’s Disclosure Letter is currently in full force and effect, and all premiums due thereunder have been paid when due; provided, however, Seller shall have no obligation to keep any policies or binders of insurance held by or on behalf of CPAM in force or effect after the Closing.

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(l) Finder’s Fees.  No Person retained by CPAM or Seller is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions other than the fee payable by Churchill Financial Holdings LLC to Barclays Capital, for which CPAM shall have no liability.

(m) Taxes.  (i)  All U.S. federal and state income Taxes and other material Taxes owed by CPAM (or the Seller on any Tax Returns solely in respect of Taxes relating to CPAM) for any Pre-Closing Period have been or will be as of the Closing Date paid or reserved against in accordance with GAAP.  CPAM has timely filed, or will file on or prior to the Closing Date (or in a timely manner as required by Law, including any applicable extensions), all U.S. federal and state income Tax Returns and other material Tax Returns required to be filed by it with respect to the income or operations of CPAM or the ownership of its assets, in each case, for any Pre-Closing Period, and has paid (or will pay in a timely manner) all Taxes shown as due on such Tax Returns.

(ii) Seller is not a foreign person within the meaning of Section 1445 of the Code and the Regulations thereunder. Seller shall provide an affidavit substantially in the form described in Treasury Regulation Section 1.1445-2(b)(2)(iv) as of the Closing Date.

(iii) All Tax Returns described in clause (i) above are accurate in all material respects.

(iv) There are no liens for Taxes on any of the Purchased Assets other than for current Taxes not yet due and payable or being contested in good faith.

(v) All material Taxes required to be withheld or collected by or on behalf of CPAM have been timely withheld or collected, as the case may be, and to the extent required, have been paid over to the relevant taxing authority.

(vi) Other than the CPAM Collateral Management Agreements, (i) since October 12, 2006, CPAM has never been a party to nor has had any liability under any Tax indemnification, Tax allocation, Tax sharing agreement, or similar agreement and (ii) to the Knowledge of Seller, CPAM has never been a party to, nor has had any liability under any Tax indemnification, Tax allocation, Tax sharing agreement or similar agreement for periods prior to October 12, 2006.

(vii) Since October 12, 2006, CPAM has not (A) at any time, engaged in or entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b), (B) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof or state, local or foreign analogue thereto, or (C) been a "material advisor" as defined in Section 6111(b) of the Code, and none of the Purchased Assets has been used in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

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(viii) Since October 12, 2006, no claim has ever been made in writing by a Governmental Body in a jurisdiction where CPAM has not filed Tax Returns that CPAM is or may be subject to taxation by that jurisdiction.

(ix) CPAM is an entity treated as disregarded as separate from Seller for U.S. federal and state income tax purposes.  Since October 12, 2006, and, to the Knowledge of Seller, for all prior periods, CPAM has either been a disregarded entity or a partnership for U.S. federal and state income tax purposes.

(n) Investment Company Act.  Assuming the truth and accuracy of the investment representations made to CPAM and the Fund Entities by their respective investors, none of CPAM or the Fund Entities is or has been required to register as an investment company under the Investment Company Act.

(o) Advisers Act.  (i) CPAM is not required to register as an investment adviser under the Advisers Act by reason of an exemption therefrom; provided that nothing in this Section 3.2(o) is intended to cover future obligations of CPAM to so register as may be required under the Dodd-Frank Act.

(ii)           No exemptive orders, “no-action” letters or similar exemptions or regulatory relief has been obtained from the Securities and Exchange Commission or any State securities regulatory body, and no requests are pending therefor, by or with respect to CPAM or any Fund Entity or any employee of any such Person in connection with the business of CPAM or any Fund Entity.

(iii)           CPAM is not, has not been and has not ever been required to be registered as a broker-dealer with the Securities and Exchange Commission and is not a member of the Financial Industry Regulatory Authority.

(p) CPAM Collateral Management Agreements and CPAM Indentures. Except as set forth in Schedule 3.2(p) of the Seller's Disclosure Letter:

(i) CPAM has not delegated or assigned to any Person any of its asset management duties or obligations under the CPAM CLO Documents.  As of the date hereof, CPAM is not acting as an investment advisor to any Person other than the Fund Entities.  CPAM is not a party to any agreement which would modify, limit or interfere with the performance of its asset management duties and obligations under and as set forth in the CPAM CLO Documents.  CPAM, in its capacity as manager for each of the Fund Entities (in such capacity, the "CPAM Manager") is and since October 12, 2006, has been in compliance in all material respects with the CPAM Collateral Management Agreements, the CPAM Collateral Administration Agreements and with the provisions of the CPAM Indentures applicable to it and has not received any notice from any Fund Entity or any trustee, transaction party or securityholder of any Fund Entity asserting that the CPAM Manager has breached, violated or is in default under any CPAM Collateral Management Agreement or CPAM Collateral Administration Agreement;

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(ii)  (A) since inception, the CPAM Manager has been operated and is currently operating in compliance in all material respects with all applicable Laws, (B) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to constitute or result directly or indirectly in a violation by the CPAM Manager (or, to the Knowledge of Seller, by any Fund Entity) of, or a failure on the part of the CPAM Manager (or, to the Knowledge of Seller, on the part of any Fund Entity) to comply with any Law in all material respects and (C) no offering memorandum or other document prepared or reviewed and approved by the CPAM Manager and used to sell securities issued by any Fund Entity contained, at the time of its use in connection with the initial sale of such securities in the form so prepared or reviewed and approved, any untrue statement of a material fact with respect to the CPAM Manager, or omitted to state a material fact with respect to the CPAM Manager required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that the statements with respect to the CPAM Manager contained therein did not constitute the information which would have been required to be provided by an issuer of securities in a registration statement filed under the Securities Act);

(iii) (A) neither Seller nor CPAM has received any notice from any Fund Entity or any trustee, other transaction party or securityholder of any Fund Entity directing that the CPAM Manager be removed or replaced as collateral manager under the applicable CPAM Collateral Management Agreement, or asserting that cause for such removal or replacement exists (or with the giving of notice, lapse of time or both would exist) or that as a result of the consummation of the Transaction, a Fund Entity or its securityholders will have the right to replace the CPAM Manager, and the CPAM Manager has not provided any notice of its resignation as the collateral manager under any CPAM Collateral Management Agreement, (B) there is no event, fact or circumstance that has resulted in or is reasonably likely to result in a default or "Event of Default" under any CPAM Indenture or the termination of or otherwise adversely affect the rights of the CPAM Manager or the ability of the CPAM Manager to continue to act as the collateral manager under the related CPAM Collateral Management Agreement, (C) there are no collateral management fees or similar fees that are due and payable by the related Fund Entity under any CPAM Collateral Management Agreement or CPAM Indenture which remain unpaid beyond any applicable grace period, (D) there are no errors (which have not been corrected or otherwise resolved) in the reports prepared by the trustee or collateral administrator pursuant to the CPAM CLO Documents and transmitted to securityholders of any Fund Entity, to the extent CPAM, as collateral manager, is required under the related CPAM CLO Documents to review such reports, which have resulted in or would result in distributions to investors other than in compliance with the applicable CPAM Indenture; and (E) none of the Seller, the CPAM Manager or any Fund Entity has received any written notice or other communication from any Governmental Body or any other Person with respect to any Fund Entity or the CPAM Manager regarding any actual, threatened, alleged, possible or potential violation of, or failure to comply with, any applicable Law by any Fund Entity or by the CPAM Manager, or any actual, threatened, alleged, possible or potential material obligation on the part of any Fund Entity or the CPAM Manager to undertake, or to bear all or any portion of the cost of, any remedial action; and

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(iv) each CPAM Collateral Management Agreement and each CPAM Collateral Administration Agreement is in full force and effect and is a valid and binding obligation of CPAM and the other party thereto.  The right of the CPAM Manager to receive all fees and expense reimbursements from each Fund Entity under the applicable CPAM Collateral Management Agreement and CPAM Indenture is the valid and binding obligation of such Fund Entity, enforceable against such Fund Entity in accordance with the terms of the applicable documents, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general applicability relating to or affecting the rights of creditors and except as such enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.   The right of the CPAM Manager to receive fees under each CPAM Collateral Management Agreement and the related CPAM Indenture is free and clear of any Encumbrances other than Permitted Encumbrances, and the CPAM Manager has not sold, assigned, pledged or otherwise transferred any such right, in whole or in part, to any Person.

4. Representations and Warranties of Buyer.  Buyer hereby represents and warrants to each Seller that the statements contained in this Section 4 are true and correct as of the date hereof and will be true and correct on and as of the Closing Date (as though made on and as of the Closing Date) as follows:

4.1 Corporate Status.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized.

4.2 Authorization.  Buyer has the requisite power and authority to (i) own or use the assets used in its business, as the case may be, (ii) execute and deliver the Transaction Documents to which it is or will be a party and (iii) perform its obligations under the Transaction Documents.  Such execution, delivery and performance by Buyer has been duly authorized by all necessary corporate action.  Each Transaction Document executed and delivered by Buyer has been, or upon their execution and delivery will be, duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws or general application relating to or affecting the rights of creditors and except as such enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

4.3 Consents and Approvals.  Neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or required to be performed by Buyer thereunder, requires any notice, filing, consent or approval, constitutes a Default, or causes any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents of Buyer, or (c) any Contract, Governmental Permit or other document to which Buyer is a party or by which Buyer or any of its assets is bound.

4.4 Finder’s Fees.  No Person retained by Buyer, or any Affiliate thereof, is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions for which Seller (or, if the Closing does not occur, CPAM) may be held responsible.

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4.5 Legal Proceedings and Compliance with Law.  There is no Litigation that is pending or, to the Knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer seeking to prevent or enjoin the consummation of, or challenge the validity of, the Transactions.

4.6 Financing.  Buyer has sufficient funds available to satisfy its obligations under the Transaction Documents.

4.7 Investment Representations.  Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act (as modified by the Dodd-Frank Act).  Buyer acknowledges that the membership interests of CPAM are not registered under securities laws of any jurisdiction and that it (or its designee) is acquiring the membership interests of CPAM for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof.  Buyer is a sophisticated investor with knowledge and experience in financial and business matters, is capable of evaluating the risks and merits of the membership interests of CPAM, and has the capacity to protect its own interests.  Buyer acknowledges that the Seller has given the Buyer the opportunity to ask questions of the officers and management employees of CPAM and the Seller, to obtain additional information about the business and financial condition of CPAM and the Seller, and to have access to the facilities, books and records relating to CPAM’s business in order to evaluate the acquisition of the membership interests of CPAM contemplated hereby.

4.8 No Disqualification.  Neither Buyer, nor, to Buyer’s Knowledge, any “person associated with an investment adviser” (as defined in the Advisers Act), is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a “person associated with an investment adviser” or has been the subject of any legal or disciplinary event that must be disclosed to clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act.  There is no Litigation pending, or to Buyer’s Knowledge, threatened that could reasonably be expected to result in the Buyer (or, to Buyer’s Knowledge, any “affiliated person” as such term is defined in the Investment Company Act) or any “person associated with an investment adviser” as contemplated above becoming ineligible to serve in such positions or requiring disclosure to clients.

4.9 Buyer as Collateral Manager.  Buyer is, or through one or more Affiliates (which Affiliates shall be involved in or oversee the business of CPAM from and after the Closing Date) is, an institutional portfolio manager of nationally recognized standing experienced in the management of collateralized loan obligation funds and has the ability to competently perform the duties that will be required of it as the collateral manager under the CPAM CLO Documents.

4.10 Disclaimer of Implied Representations or Warranties.  Buyer understands and hereby acknowledges that none of Seller nor any of its Affiliates, nor any of their respective officers, directors, employees, stockholders, members, partners or representatives are making any representation or warranty whatsoever, express or implied, in connection with the Purchased Securities, CPAM or the Transactions, except those representations and warranties of Seller explicitly set forth in this Agreement and the other Transaction Documents to which any of them is a party.

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5. Covenants of the Parties.

5.1 Interim Covenants.  From the date hereof and up to and including the Closing Date, except as otherwise expressly provided herein and subject to Section 5.3, each Seller (a) shall, and, to the extent applicable, shall cause CPAM to, (i) conduct CPAM's business in the ordinary course of business consistent with current practice and (ii) duly comply in all material respects with all Laws applicable to CPAM and (b) shall not (and, to the extent applicable, shall not cause or permit CPAM to):

(i) issue, sell, pledge, or dispose of, or encumber any of the Purchased Securities or agree to issue, sell, pledge, or dispose of, any additional membership interests or other equity interests of CPAM, or any securities convertible into or exchangeable for, or any options, warrants, or rights of any kind to acquire, any membership interests or other equity interests of CPAM, whether pursuant to any rights agreement, stock or equity plan or otherwise;

(ii) except as required to comply with applicable Law, take any action to institute or modify any material compensation arrangement, benefit plans or new severance or termination pay practices with respect to any directors, managers officers or employees of CPAM, or to increase the benefits payable under its compensation, benefit, severance or termination pay practices or otherwise with respect to such individuals;

(iii) compromise, settle or otherwise adjust any claim or Litigation involving CPAM;

(iv) sell, assign or transfer any of CPAM’s assets;

(v) subject any of CPAM's rights under the CPAM CLO Documents including, without limitation, the right to receive fees and the reimbursement of expenses under the CPAM Collateral Management Agreements, to any Encumbrance, other than Permitted Encumbrances;

(vi) enter into, terminate, amend or modify any CPAM CLO Document or exercise any rights relating to the early termination of a "Reinvestment Period" (as defined in the applicable CPAM CLO Document) or otherwise limit the rights and duties of the collateral manager thereunder;

(vii) amend the Charter Documents of CPAM, merge or consolidate CPAM with or into another Person, cause or permit CPAM to enter into a joint venture or partnership agreement with another Person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of CPAM;

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(viii) enter into any Contract that provides for a payment of more than $10,000 and which is not terminable by CPAM on 30 days or less notice; or

(ix) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding the covenants made by Seller in this Section 5.1, Buyer acknowledges that CPAM shall be permitted to take any and all actions reasonably determined by CPAM to be required by the provisions (including the standard of care) of the CPAM CLO Documents including, without limitation, the CPAM Collateral Management Agreements.

5.2 Access to Information.  From the date hereof and up to and including the Closing Date, each Party shall give the other Parties and their respective representatives (including their respective lenders, financing sources, accountants, counsel, consultants, employees and such other representatives as a Party may designate from time to time), upon reasonable notice and during normal business hours, reasonable access to the contracts, books, records and affairs of such party; provided, however, that such access does not impair or preclude the ability to operate the business of the applicable Party or CPAM.  Notwithstanding the foregoing, nothing in this Section 5.2 shall require any Party to (a) provide any such access that such Party reasonably believes would impair or preclude its ability to operate its business, or otherwise cause such Party or CPAM, as applicable, to waive any attorney/client privilege or other right to confidentiality it may have asserted or that may be available to it with respect to such information, (b) disclose any of the internal, confidential materials prepared by or for it or CPAM, as applicable, in connection with the Transactions, or (c) provide any information to any Person that has not executed a confidentiality and non-disclosure agreement in form and substance reasonably satisfactory to the disclosing Party.

5.3 Interim Notices to Buyer.  From the date hereof and up to and including the Closing Date, Seller shall cause CPAM to provide reasonable prior notice (to the extent practicable taking into account, among other things, the nature of the action to be taken and the time limit within which such action is required to be taken or which is reasonably determined by CPAM to be necessary to timely act in view of market conditions and other factors) to Buyer if (a) CPAM determines to direct a Fund Entity to purchase or sell an item of "Portfolio Collateral" (as such term is defined in the CLO Indentures) or (b) CPAM determines to vote on an amendment or modification of a document governing an item of “Portfolio Collateral”.  Notwithstanding the foregoing, no such prior notice to the Buyer shall be required if CPAM reasonably determines giving such prior notice would violate any provision of any CPAM CLO Document, including, without limitation any confidentiality provisions and the standard of care of the manager.

5.4 Consents.  Seller shall use commercially reasonable efforts to obtain all material third party consents, approvals or notices required for the consummation of the transactions contemplated hereby, including obtaining any Seller Required Consents.

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5.5 No Solicitation.  From and after the date hereof and up to and including the first to occur of the Closing Date and the Termination Date, without the prior written consent of Buyer, Seller shall not, and will cause their Affiliates and their Affiliates' respective directors, managers, officers, employees, and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to CPAM, Seller or any such Affiliate or other Person) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase or license of all or any substantial portion of the assets or any securities of, CPAM other than the Transactions with Buyer contemplated by the Transaction Documents (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (b) engage in any negotiations concerning, or provide any

Confidential Information or data to, or have any substantive discussions with, any Person relating to an Acquisition Proposal, (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal, or (d) enter into a Contract with any Person relating to an Acquisition Proposal.

5.6 Update of Disclosure Letters.  Between the date hereof and the Closing Date:

(a) Seller shall promptly notify Buyer in writing of (i) any information set forth in the Seller’s Disclosure Letter that is no longer complete, true or applicable and any information of the nature of that set forth in the Seller’s Disclosure Letter that arises after the date hereof and that would have been required to be included in the Seller’s Disclosure Letter if such information had been obtained on the date of delivery thereof, (ii) any failure to comply with, or satisfy, or any breach of any covenant or agreement hereunder on the part of Seller, (iii) any written notice or other written communication from any Person alleging that the consent or non-objection of such Person is or may be required in connection with the Transactions, and (iv) any written notice or other written communication from any Governmental Body, the trustee under any CPAM Indenture, any Fund Entity or any securityholder of any security issued pursuant to a CPAM Indenture in connection with the Transactions.  Any such updates shall not have the effect of curing any breach as of the date hereof (or, in the case of Section 3.1(d), as of the Closing Date) of any representation or warranty contained herein and shall not affect any of Buyer’s rights under Article 8 with respect thereto.

(b) Buyer shall promptly notify Seller in writing of (i) any representation or warranty that is no longer complete, true and correct or any failure to comply with, or satisfy, or any breach of any covenant or agreement hereunder on the part of Buyer, (ii) any written notice or other written communication from any Person alleging that the consent or non-objection of such Person is or may be required in connection with the Transactions, and (iii) any written notice or other written communication from any Governmental Body, the trustee under any CPAM Indenture, any Fund Entity or any securityholder of any security issued pursuant to a CPAM Indenture in connection with the Transactions.  Any such updates shall not have the effect of curing any breach as of the date hereof or as of the Closing Date of any representation or warranty contained herein and shall not affect any of Seller’s rights under Article 8 with respect thereto.

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5.7 Fulfillment of Closing Conditions.  At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable before the Termination Date, the conditions specified in Articles 6 and 7 to the extent that the fulfillment of such conditions is within its control.  Additionally, each of the Parties shall cause each of its controlled Affiliates to use commercially reasonable efforts to take any action that may be necessary to fulfill any such condition.  In connection with the foregoing, (i) Buyer will refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) Buyer and Seller will execute and deliver the applicable agreements and other documents referred to in Articles 6 and 7, (iii) Buyer and Seller will comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, and (iv) Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable that are within its control to consummate and make effective as promptly as practicable the Transactions.

5.8 Public Announcements.  The Parties shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the Transactions and, except as may be required by applicable Law after prior notice to the other Party(ies) to the extent not prohibited, none of the Parties shall (or shall permit its Affiliates to) issue any such press release or make any such public statement without the prior written consent of the other Parties.  Notwithstanding anything contained herein to the contrary, the foregoing shall not prevent Seller, Buyer or any of their respective Affiliates from making any filings or issuing any press releases that such Person reasonably believes it is required to make or issue pursuant to the Exchange Act or the rules and regulations promulgated thereunder, or any rule or requirement of the New York Stock Exchange or NASDAQ, in each case after providing the other Party(ies) with a reasonable opportunity to review and comment on such filing or press release.

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5.9 Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) CPAM Returns.  Seller shall prepare or cause to be prepared and file or cause to be filed in a manner consistent with past practice (except as otherwise required by Law) all Tax Returns for CPAM for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  At the request of Buyer, Seller shall provide to Buyer a copy of such Tax Returns.

(ii) Straddle Tax Returns.  Seller shall prepare or cause to be prepared in a manner consistent with past practice (except as otherwise required by Law) and file or cause to be filed any Tax Returns of CPAM for periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”).

(A) For the purpose of this Agreement, Taxes arising in a Straddle Period shall be allocated among the Pre-Closing Period and Post-Closing Period as follows:

(1) In the case of Taxes based upon or related to income or receipts, franchise taxes and sales and use taxes, in each case arising in a Straddle Period, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(2) In the case of any Taxes other than those described in Section 5.9(a)(ii)(A)(1) arising in a Straddle Period, the portion of such Taxes which relates to the Pre-Closing Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period.

(B) With respect to any Tax Return of CPAM required to be filed by Seller for a Straddle Period, Seller shall deliver, at least 30 days prior to the due date for the filing of such Tax Return (taking into account extensions), to Buyer a statement setting forth the amount of Taxes that relate to each of the Pre-Closing Period and the Post-Closing Period and copies of the portion of such Tax Return that relates solely to a Straddle Period of CPAM.  Buyer shall have the right to review such Tax Return prior to the filing of such Tax Return and shall (1) pay to , on behalf of Seller, an amount equal to the Taxes shown as due on such Tax Return that relate to the Post-Closing Period and (2) cause any Tax Return that relates solely to a Straddle Period of CPAM to be executed by an authorized representative of CPAM, in each case, at least three days prior to the due date for the filing of such Tax Return (taking into account extensions).  Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and statement, and mutually to consent to the filing as promptly as possible of such Tax Return.

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(iii) Neither Buyer nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of CPAM with respect to which Buyer is not obligated to prepare or cause to be prepared the original of such Tax Returns pursuant to this Section 5.9(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Refunds.  Seller shall be entitled to retain, or receive immediate payment from Buyer or any or its Affiliates (including CPAM) of, any refund or credit with respect to Taxes (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period ending on or before the Closing Date relating to CPAM.  Buyer and CPAM shall be entitled to retain, or receive immediate payment from Seller of, any refund or credit with respect to Taxes with respect to any Tax period beginning after the Closing Date relating to CPAM.  Buyer and Seller shall equitably apportion any refund with respect to Taxes with respect to a Straddle Period, and any credit with respect to a Straddle Period, in accordance with the principles set forth in Section 5.9(a)(ii)(A).

(c) Tax Cooperation.  Each of Buyer and Seller shall provide the other Party(ies) with such cooperation, such information and records and make such of its officers, directors, employees, and agents available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return, determining any Liability for Taxes, or any audit or other proceeding that relates to Section 5.9(a).  Such cooperation and information shall include providing reasonable access to accounting systems and records and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.  Each of the Parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or CPAM for the taxable period first ending after the Closing Date and for all prior taxable periods (the “Tax Documents”) until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions. Before any of the Parties shall at any time dispose of any Tax Documents in its possession (or in the possession of its Affiliates), the other Party(ies) shall be given the opportunity, for a period of at least 90 days following written notice thereof, to remove and retain all or any part of such Tax Documents as such other Party(ies) may select (at such other Party’s expense).  Any information obtained under this Section 5.9(c) shall be kept confidential, except as may be otherwise required in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(d) Amended Tax Returns; Changes in Tax Accounting.  Except as required by Law, Buyer shall not amend any Tax Return of CPAM that relates to a Pre-Closing Period or a Straddle Period or change any Tax accounting or Tax Return filing procedures for a Pre-Closing Period or a Straddle Period without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.  The Seller shall not take any actions (including, but not limited to, filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority, or settling or compromising any controversy with a taxing authority) that could materially affect the Tax liability of the Buyer without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, provided that this Section 5.9(d) shall not apply to income Taxes or Tax Returns in respect thereof.

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(e) Transfer Taxes.  Buyer shall be responsible for and pay 50% of any Transfer Taxes associated with this Agreement or the transactions contemplated hereby.  Seller shall be responsible for and pay 50% of any Transfer Taxes associated with this Agreement or the transactions contemplated hereby.

(f) Notification.  Following the Closing, Buyer, CPAM and their Affiliates shall promptly forward to Seller all written notifications and other communications from any taxing authority received by CPAM, Buyer or any such Affiliate relating to any Tax audit or other proceeding relating to the Tax liability of CPAM with respect to a Pre-Closing Period. The failure of Buyer to (or to cause CPAM or such Affiliate to) give Seller such written notice shall excuse Seller from their obligations under Section 5.9(a)(ii)(A) and Section 8.1 hereof with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication if the failure to provide such written notice materially adversely affected the ability of Seller to contest any claim arising from such Tax audit or other proceeding.

(g) Controversies.  (i) , Seller, shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of CPAM for Taxes for any Pre-Closing Period;  provided, however, that Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that materially affects or may materially affect the Tax liability of Buyer or any of its Affiliates for any Post-Closing Period.

(ii) Buyer shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of CPAM for Taxes for any Post-Closing Period; provided, however, that neither Buyer nor its duly appointed representatives shall, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that materially affects or may materially affect the Tax liability of Seller or any of their Affiliates for any Pre-Closing Period.

(h) Allocation.  The Purchase Price (to the extent required by the Code) shall be allocated among the assets of CPAM (the “Purchased Assets”) as of the Closing Date in accordance with the relative fair market value of the Purchased Assets at that time, to the extent relevant, and in a manner consistent with Section 1060 of the Code and the applicable Treasury Regulations, which allocation will be set out in a schedule to be prepared by Buyer and to be agreed upon by Seller within seventy-five (75) days after the Closing Date (the “Allocation”).  If Seller and the Buyer are unable to agree upon the Allocation within seventy-five (75) days after the Closing Date, the disputed items shall be resolved by Deloitte (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Seller and Buyer).  Subject to the foregoing provisions of this Section 5.9(h), for all Tax purposes, the Buyer and the Seller agree that the transactions under this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any Litigation, or otherwise, unless required by a closing agreement with an applicable taxing authority, or a judgment of a court of competent jurisdiction.  The Seller and the Buyer agree to cooperate with each other in preparing IRS Form 8594 (including any subsequent adjustments required thereto), and to furnish each other with a copy of such form prepared in draft form within a reasonable period before its filing due date.  If such Allocation is disputed by any taxation authority or other Governmental Body, the Buyer or any Seller receiving notice of such dispute will promptly notify the other Party(ies) and the Parties will use their reasonable best efforts to sustain the Allocation.  The Parties will share information and cooperate in good faith to permit the Transactions under this Agreement to be properly, timely and consistently reported.

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5.10 Confidentiality.

(a) If the Transactions are not consummated, each Party and its representatives shall treat all Confidential Information of each other Party (or of such other Party’s Affiliates) as confidential, will not disclose any such Confidential Information except to its representatives on a need-to-know basis or if required by Law or requested by judicial or regulatory process to be disclosed and shall immediately (a) cease using such Confidential Information, (b) destroy or return to such other Party all Confidential Information and all copies made by it or its representatives of the Confidential Information provided by such other Party (other than such documents and other materials as are required by any Law or legal process, regulation or internal policies to be retained and any computer records and files containing Confidential Information that have been created as a result of automatic archiving or back-up procedures), and (c) destroy any and all notes, analyses, compilations, studies or other documents prepared by it or any of its Affiliates or representatives to the extent they contain or reflect any such Confidential Information.  The return and/or destruction of Confidential Information pursuant to this Section 5.10 shall be certified in writing to the Party providing such Confidential Information by an authorized officer supervising such return and/or destruction within three Business Days after written request from such Party.  Notwithstanding the return or destruction of the Confidential Information pursuant to this Section 5.10, each Party shall continue to be bound by the obligations of confidentiality and other obligations hereunder with respect to such Confidential Information.

(b) From and after the Closing Date, each Party shall, and shall cause its representatives and Affiliates to, treat all Confidential Information of each other Party and its Affiliates (and, in the case of Seller, Confidential Information of the CPAM Business) as confidential and shall not disclose or use any such Confidential Information, except (i) if required by Law or requested by judicial or regulatory process to be disclosed, (ii) to comply with any tax, regulatory reporting, audit or other compliance obligations or (ii) to carry out its obligations hereunder and to enforce its rights hereunder.  Each Party shall enforce for the benefit of the other Parties all confidentiality, assignment of inventions and similar agreements to which it is a party or otherwise has rights thereunder.

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5.11 Assistance.  From and after the Closing Date, each of the Parties shall permit the other Parties reasonable access to its employees and any applicable records in its possession relating to the CPAM Business as may be reasonably necessary in connection with any obligation, right, claim or Litigation involving the Party requesting access.  Such cooperation shall be at the requesting Party’s expense, unless subject to indemnification by the other Party pursuant to Article 8.

5.12 Expenses.  Except as otherwise provided herein, the Parties shall each pay all of the respective legal, accounting and other expenses incurred by such Party in connection with the Transactions.

5.13 Employees.

(a) Schedule 5.13(a) contains a true and correct list of all CPAM Employees as of the date hereof identified by name, position, hire date, current base salary, bonus, severance and accrued vacation, and the date on which any amounts are payable to such Persons, as well as to former employees of or consultants to CPAM after the Closing Date.

(b) On or prior to Closing, to the extent practicable and consistent with applicable Law and applicable Contract, Seller's obligations under this Agreement and CPAM’s obligations under the CPAM CLO Documents, Seller shall terminate all employees of CPAM. (employees, the “Terminated Employees”) and shall give all notices and take all actions required by Law or Contract in connection with such termination.  Seller shall use its reasonable best efforts to obtain a release from the Terminated Employees in the form attached hereto as Exhibit A on or prior to the Closing Date or as soon thereafter as is possible, as permitted by applicable Law and Contract.  Seller shall pay in full directly to all Terminated Employees, all Severance Liabilities upon receipt of such releases.  The Seller shall assume or retain (i) all Liabilities under or relating to any Benefit Plan, whether or not such Liability arises prior to, on, or after the Closing Date or (ii) any other Liability relating to the employment by CPAM or termination of employment by CPAM of any (x) Person listed on Schedule 5.13(a) arising from or related to (A) the operation of CPAM on or prior to the Closing Date or (B) the transactions contemplated by this Agreement (including but not limited to, the Severance Liabilities or retention bonuses payable with respect to any such Person) or (y) Person listed on Schedule 5.13(a) who is a Terminated Employee effective on or after the Closing.

(c) Seller will retain possession of all personnel files and other CPAM Employee related records and data for the Terminated Employees for the periods required and to the extent required by applicable Law, provided that, upon Buyer’s reasonable request, Seller shall promptly provide copies of such records to Buyer at Buyer’s expense.

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5.14 Pre-Closing Distributions.  Subject to the requirements of Section 2.1(b), on or prior to Closing, all cash and cash equivalents of CPAM shall be distributed to Seller by means of one or more pre-Closing distributions that will be declared and made prior to Closing (the “Pre-Closing Distributions”), provided that the cash remaining in CPAM’s accounts after such distributions shall be an amount equal to the sum of any fees received by CPAM under the CPAM Collateral Management Agreements on and after January 1, 2011 and prior to the Closing Date.

5.15 Post-Closing Remittances.  After the Closing, Buyer shall promptly remit to Seller any amounts received by Buyer which are payable to Seller, or as to which Seller has retained the right to receive such amounts, in each case in accordance with the terms hereof, including but not limited to all reimbursements received for expenses incurred or advanced by CPAM under the CPAM CLO Documents prior to the Closing Date (provided that such expenses shall not exceed $20,000 in respect of any Fund Entity) and any cash collateral posted to secure the letter of credit relating to the CPAM Lease and any other third party cash retainers and cash deposits which may be returned to CPAM as a result of the termination or assignment of any of the Contracts contemplated or as required by Section 2.5.  After the Closing, Seller shall promptly remit to Buyer any amounts received by Seller which are payable to Buyer in accordance with the terms hereof.

5.16 "Churchill" Name; URLs.  Buyer acknowledges that the names "Churchill" and "Churchill Pacific" are registered service marks of an affiliate of Seller and any license or sub-license to use such names or any derivative thereof will not be conveyed or included in the CPAM Business being acquired by Buyer.  Buyer shall immediately take all actions reasonably required to change the name of CPAM and any successor succeeding to the business of CPAM so as not to include the names "Churchill", "Churchill Pacific" or any derivative thereof.  Within 30 days of the Closing, Buyer shall (and shall cause its Affiliates to) cease to use such names in connection with the CPAM Business purchased hereunder (whether by the CPAM entity or any successor entity).

           5.17           Equity in Fund Entities.  After the Closing and so long as Seller or any of its Affiliates own any equity interests issued by any Fund Entity and CPAM (or its successor if such successor is affiliated with Buyer) is the manager under the CPAM Collateral Management Agreements, Seller agrees (and agrees to cause its Affiliates) (a) not to vote such equity interests in favor of any redemption of any securities issued by a Fund Entity under the CLO Indentures and (b) not to vote in favor of removal of CPAM as the manager under the CPAM Collateral Management Agreements.

6. Conditions Precedent to Obligations of Buyer.  All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) prior thereto of each of the conditions set forth in this Article 6.  The waiver by Buyer of any condition based upon the accuracy of any representation or warranty of Seller or the performance or compliance by Seller of or with any covenant or obligation to be performed or complied with by Seller, will not affect the right to indemnification or reimbursement right or other remedy of Buyer based upon such representations, warranties, covenants and obligations.

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6.1 Agreements and Covenants.  Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.2 Required Seller Deliverables.  Buyer shall have received those items to be delivered by Seller pursuant to Section 2.3(a).

6.3 Legality.  No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

6.4 No Seller Material Adverse Effect.  There shall not have been a Seller Material Adverse Effect (without regard to clause (a) of the definition thereof).

6.5 Representations and Warranties.  The representations and warranties of Seller made in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of such earlier date.

7. Conditions Precedent to Obligations of Seller.  All obligations of Seller to consummate the Transactions are subject to the satisfaction (or waiver by Seller) prior thereto of each of the conditions set forth in this Article 7.  The waiver by Seller of any condition based upon the accuracy of any representation or warranty of Buyer or the performance or compliance by Buyer of or with any covenant or obligation to be performed or complied with by Buyer, will not affect the right to indemnification or reimbursement right or other remedy of Seller based upon such representations, warranties, covenants and obligations.

7.1 Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall have been true and correct as of the date hereof and as of the Closing Date except for such failures to be true and correct as would not individually or in the aggregate have a Buyer Material Adverse Effect.

7.2 Agreements and Covenants.  Buyer shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with or by it on or before the Closing Date.

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7.3 Required Buyer Deliverables.  Seller shall have received those items to be delivered by Buyer pursuant to Section 2.3(b).

7.4 Legality.  No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

8. Indemnification.

8.1 By Seller.  (a) From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its officers, directors, managers, employees, stockholders, members, partners, agents and Affiliates (each, an “Indemnified Buyer Party”) from and against any Damages that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach of any of the representations or warranties of Seller contained in Section 3.1 or (ii) any breach of any of the covenants or agreements of such Seller contained in this Agreement or any other Transaction Document that results from an act or omission pertaining to Seller.

(b) From and after the Closing Date, Seller shall indemnify and hold harmless each Indemnified Buyer Party from and against Damages that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach of any of the representations or warranties of Seller contained in Section 3.2 or in the Seller Section 6.5 Closing Certificate, (ii) any breach of any of the covenants or agreements of Seller contained in this Agreement or any other Transaction Document that results from an act or omission pertaining to CPAM, (iii) the matters disclosed on Schedules 3.2(f) and 3.2(p) of the Seller's Disclosure Letter, (iv) Taxes allocated to Pre-Closing Periods pursuant to Section 5.9(a)(ii) and (v) any Liabilities set forth on the unaudited financial statements contained in Schedule 3.2(d) of the Seller's Disclosure Letter or described in Schedule 3.2(e)(i); provided that, to the extent that an Indemnified Buyer Party is entitled to indemnification under this Section 8.1(b), such Indemnified Buyer Party shall not be entitled to duplicate claims for indemnification.

(c)           If an event, fact or circumstance constitutes a breach by Seller under more than one provision of Article 3, Buyer may pursue remedies under any such provision, provided that Buyer shall not be entitled to double recovery of any Damages for such breach.

8.2 By Buyer.  From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates (other than CPAM) and each of their respective officers, directors, managers, employees, stockholders, members, partners, and agents (each, an “Indemnified Seller Party”) from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document, (b) any breach of any of the covenants or agreements of Buyer contained in this Agreement or any other Transaction Document, (c) the ownership or operation of the continuing CPAM Business after the Closing (other than with respect to Damages arising from matters for which Seller  are responsible on account of the ownership or operation of the CPAM Business before the Closing), or (d) Taxes allocated to Post-Closing Periods pursuant to Section 5.9(a)(ii); provided that, to the extent that an Indemnified Seller Party is entitled to be indemnified under this Section 8.2, such Indemnified Seller Party shall not be entitled to duplicate claims for indemnification.

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If an event, fact or circumstance constitutes a breach by Buyer  under more than one provision of Article 4, Seller may pursue remedies under any such provision, provided that Seller shall not be entitled to double recovery of any Damages for such breach.

8.3 Procedure for Claims.

(a) Any Person who desires to seek indemnification under any part of this Article 8 (each, an “Indemnified Party”) shall give written notice in reasonable detail (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”).  Such notice shall briefly explain the nature of the indemnification claim and the parties known to be invoked, and shall specify the amount thereof, provided that the amount specified in any Claim Notice with respect to the breach of any representation or warranty must exceed $25,000 in order for the claim to be valid and count towards the Deductible Amount.   The Indemnified Party shall deliver the Claim Notice as promptly as practicable after the Indemnified Party first learns of the underlying claim or, in the case of an Action, promptly following institution of the Action, as set forth in Section 8.5.  If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”).  If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim.  Each Indemnitor to which a Claim Notice is given shall respond to each Indemnified Party that has given such Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given.  Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the validity or amount of the claim described in the Claim Notice.  If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice.  Notwithstanding anything herein to the contrary, failure by an Indemnified Party to provide a Claim Notice within the time periods specified in this Section 8.3(a) shall not relieve any Indemnitor of its obligations under Section 8.1 or 8.2, as applicable, except to the extent that such failure has a material adverse impact on the ability of the Indemnitor to defend such claim.

(b) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom.  In the event that the parties fail to reach a resolution during the Resolution Period, either party shall be entitled to file an action with a court of competent jurisdiction.  If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor.

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(c) Notwithstanding any other provision of this Article 8, except as provided below in this subsection (c), no Indemnified Buyer Party or Indemnified Seller Party shall be entitled to indemnification hereunder pursuant to Section 8.1(b)(i) or Section 8.2(a) unless the aggregate of all Damages to the Indemnified Buyer Parties or Indemnified Seller Parties, as applicable, thereunder exceeds $200,000 (the “Deductible Amount”) and then only to the extent the aggregate amount of all Damages exceeds $100,000; provided, however, that the Deductible Amount shall not apply to (i) any breach of any representations or warranties that are finally determined by a court of competent jurisdiction (with no right to further appeal) to have been fraudulently made by Seller or Buyer, as applicable, and (ii) any breach of the representations contained in Sections 3.2(a), (c) (but only with respect to CPAM's rights in, to and under the CPAM CLO Documents), (m) and (p) and Sections 4.1, 4.2 and 4.3.  Other than (x) in the case of a breach of any such representations or warranties that are finally determined by a court of competent jurisdiction (with no right to further appeal) to have been fraudulently made by a Seller or Buyer, as applicable, and (y) any breach of the representations contained in Section 3.1, Sections 3.2(a), (b), (c) (but only with respect to CPAM's rights in, to and under the CPAM CLO Documents), (e), (m) and (p) and Sections 4.1, 4.2 and 4.3, the maximum amount payable for all claims arising out of or related to breaches by the Seller or the Buyer, as applicable, (in the aggregate) pursuant to Section 8.1(b)(i) or Section 8.2(a) shall be $2,500,000 (the “Indemnification Cap”).  In the case of a breach of any of the representations contained in Section 3.1(c) or Section 3.2(b), the maximum amount payable for all claims arising out of or related to breaches by the Seller pursuant to Section 8.1(a)(i) or (b)(i), as the case may be, as of any date shall be the Purchase Price less an amount equal to 70% of all collateral management fees and similar fees paid to or received by CPAM under any CPAM Collateral Management Agreement or CPAM Indenture from and after January 1, 2011 to and including such date.  The maximum aggregate amount payable for all claims arising (A) pursuant to Section 8.1(b)(i) with respect to breaches of the representations contained in Section 3.2(e) and (B) pursuant to Section 8.1(b)(v) shall be (w) from and after the Closing Date to the first anniversary of the Closing Date, $5,000,000, (x) from and after the first anniversary of the Closing Date to the second anniversary of the Closing Date, $2,500,000, (y) from and after the second anniversary of the Closing Date to the third anniversary of the Closing Date, $1,000,000 and (z) thereafter, zero.  Notwithstanding the foregoing, the maximum amount payable in the aggregate for claims arising out of or related to all breaches by the Seller or the Buyer, as applicable, (in the aggregate) pursuant to Section 8.1(a)(i), Section 8.1(b)(i) or Section 8.2(a),  (2) the matters disclosed on Schedules 3.2(f) and 3.2(p) of the Seller’s Disclosure Letter, and (3) Taxes allocated to Pre-closing Periods pursuant to Section 5.9(a)(ii), shall be the Purchase Price (the "Purchase Price Cap").

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8.4 Claims Period.  The representations and warranties of the Parties shall survive the Closing.  Any claim for indemnification under this Article 8 shall be made by giving a Claim Notice under Section 8.3 on or before the applicable date (each, an “Expiration Date”) specified below in this Section 8.4, or the claim under this Article 8 shall be invalid.  The following claims shall have the following respective Expiration Dates:

(a) the date which is two years after the Closing Date for any Damages that result from, arise out of, or relate to any of the items in Section 8.1(a)(i) or (b)(i) or Section 8.2(a), other than with respect to Sections 3.1(a), 3.1(b), 3.1(d), 3.2(a), 3.2(c) (but only with respect to CPAM's rights in, to and under the CPAM CLO Documents), 3.2(e), 3.2(m) and 3.2(p) and Sections 4.1, 4.2 and 4.3;

(b) the date which is ninety (90) days after the date on which the applicable statute of limitation expires for any Damages that result from, arise out of, or relate to Sections 3.2(m) and 3.2(p) or matters as to which Buyer is entitled to indemnification under Section 8.1(b)(iii); and

(c) the date which is three years after the Closing Date for any Damages that result from, arise out of, or relate to Section 3.2(e) or matters as to which Buyer is entitled to indemnification under Section 8.1(b)(v).

There is no expiration date for the survival of representations and warranties which do not have an express Expiration Date under clauses (a) or (b) above.

If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim.  So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

8.5 Third Party Claims.  An Indemnified Party that desires to seek indemnification under any part of this Article 8 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action.  After such notice, any Indemnitor may, or if so requested by such Indemnified Party, shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; provided, further, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld).  Any failure to give prompt notice under this Section 8.5 shall not bar an Indemnified Party’s right to claim indemnification under this Article 8, except to the extent that an Indemnitor shall have been harmed by such failure.

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8.6 Materiality.   In determining whether an Indemnified Party is entitled to indemnity under this Article 8, any breaches of representations or warranties will be determined by giving effect to any limitation as to "materiality", “material adverse effect” or any derivative thereof set forth therein but the amount of any claim for Damages for any breaches of representations or warranties so determined to exist shall be limited as to amount only as set forth in Section 8.3(a) and 8.3(c) hereof and shall be calculated without giving effect to any such “materiality” or “material adverse effect” limitation contained in the applicable representation or warranty.

8.7 Exclusive Remedy.  Except as set forth in Section 10.9 or as otherwise specifically set forth in this Agreement, the indemnification rights under this Article 8 are the exclusive rights and remedies the Parties may have at Law or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party.

8.8 Tax Benefits.  If Seller makes any payment under Section 8.1 with respect to Damages with respect to  any Pre-Closing Period, and the realization of the Damages to which such payment relates gives rise to any reduction of, or credit against, a Tax liability of Buyer, CPAM or their Affiliates in any taxable year during or after the taxable year in which the indemnification amount is paid (a “Tax Benefit”), then promptly following the filing of the Tax Return (or Tax Returns) reflecting such Tax Benefit, Buyer shall pay (or Buyer shall cause CPAM to pay) to Seller the amount of such Tax Benefit.  The determination of any such Tax Benefit shall be made in good faith by Buyer and, if requested by Seller, shall be verified in writing by an independent certified public accounting firm selected by Seller.

8.9 Insurance Benefits.  The amount payable under Section 8.1 or 8.2 in respect of any Damages sustained by any Indemnified Party shall be reduced by the amount actually recovered by that Indemnified Party or its Affiliates with respect to such Damages under any insurance coverage relating thereto (but taking into account any deductible or retention and initial premium increase resulting therefrom).  Seller and Buyer shall use commercially reasonable efforts to recover the maximum amounts available under any insurance policy, warranty or indemnity from any third party in respect of any Damages for which it is seeking indemnification pursuant to this Article 8.

8.10 Seller's Indemnity Performance Covenant.  If (a) Seller sells all or substantially all of its then-existing assets to a third party on or before July 10, 2012, (b) the purchaser thereof does not expressly assume Seller's indemnification obligations set forth in this Article 8, and (c) Seller distributes all or substantially all of the proceeds of such sale to its equity owners, Seller covenants and agrees that after giving effect to such distribution to its equity owners, it shall continue to hold cash, marketable securities or other assets, or shall provide or cause to be provided credit enhancements (including but not limited to letters of credit, guaranties, surety bonds or similar instruments), or any combination thereof, having an aggregate value equal to (i) for the period from the date of distribution of such sale proceeds to Seller's equity owners to and including July 10, 2012, $5,000,000, and (ii) for the period from and including July 11, 2012 to and including July 10, 2013, $1,000,000.

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8.11           Buyer's Indemnity Performance Covenant.  Buyer shall not sell, assign or otherwise transfer to one or more Affiliates, and any such Affiliate transferees shall not sell, assign or otherwise transfer to one or more Affiliates, all or substantially all of the membership interests in CPAM or all or substantially all of the assets or property of CPAM, unless each such Affiliate transferee assumes all of the Buyer's obligations then existing hereunder.

9. Termination.

9.1 Grounds for Termination.  The Parties may terminate this Agreement at any time before the Closing as provided below:

(a) by mutual written consent of  Seller and Buyer;

(b) by Seller or by Buyer, if the Closing shall not have been consummated on or before February 28, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party if the Party’s failure to fulfill any if its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(c) by any Party, if a Governmental Body shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable.

9.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, the agreements contained in Section 5.8, Section 5.10, Section 5.12, this Section 9.2 and Article 10 shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

10. General Matters.

10.1 Contents of Agreement.  This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings or letters of intent among the Parties regarding those matters.

10.2 Amendment, Parties in Interest, Assignment, Etc.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties.  Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Article 8.  No Party shall assign this Agreement or any right, benefit or obligation hereunder; provided, however, that each Seller may assign this Agreement and its rights, benefits and obligations hereunder without the prior consent of any other Party to a successor to substantially all of the business of such Seller, whether in a merger, sale of stock, sale of assets or other transaction, except if such assignment is made to an unaffiliated third party during the period from the date hereof to and including the Closing Date, in which case the consent of the Buyer (not to be

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unreasonably withheld or delayed) shall be required.  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.  Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

10.3 Further Assurances.  At and after the Closing, the Parties shall execute and deliver any and all documents and use commercially reasonable efforts to take any and all other actions reasonably necessary to consummate and make effective the Transactions or to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, (a) Seller shall use its commercially reasonable best efforts, and shall cause its Affiliates to use their commercially reasonable best efforts, to promptly forward any documents or other correspondence received by Seller or its Affiliates after Closing and relating to the CPAM Business, to CPAM (other than any such documents or other correspondence relating to any Churchill Assets, Seller or its Affiliates) and (b) Buyer shall use its commercially reasonable best efforts, and shall cause its Affiliates and CPAM to use their commercially reasonable best efforts, to promptly forward any documents or other correspondence received by Buyer, its Affiliates or CPAM after Closing and relating to any Churchill Assets, Seller or its Affiliates, to Seller.

10.4 Interpretation.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular and the singular the plural, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (d) references to “hereunder” or “herein” relate to this Agreement.  Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations.  The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Article, Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.  Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

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10.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party shall re-execute original forms thereof and deliver them to all other Parties.  No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.6 Disclosure Letters.  Any items listed or described on a Party’s Disclosure Letter shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)); provided, however, that if it is readily apparent from a reading of a disclosure that it is applicable to another Section(s), it shall be deemed to qualify such Section(s).

10.7 Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.8 Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.

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10.9 Specific Performance.  Each of the Parties hereby acknowledges that the other Parties may be damaged irreparably in the event any provision of this Agreement or any other Transaction Document is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, notwithstanding anything contained in this Agreement to the contrary, each of the Parties hereby acknowledges that the other Parties may be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and any other Transaction Document and to seek to enforce specifically this Agreement and any other Transaction Document and the terms and provisions thereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter.

11. Notices.

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service.  Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other Parties:

If to Buyer:

Resource TRS II, Inc.
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA 19112
Attention: David J. Bryant
Telecopier: (215) 465-0600

with a required copy to:

Michael S. Yecies
Chief Legal Officer
Resource Capital Corp.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
 Telecopier: (215) 761-0465

and to

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Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Philipp Tamussino
Telecopier: (212) 841-1010
If to Seller:

Churchill Financial Holdings LLC
400 Park Avenue
Suite 1510
New York, NY 10022
Attention: Kenneth J. Kencel
Telecopier: (212) 763-4601

with a required copy to:

Kevin C. Dooley
General Counsel
Churchill Financial Group, Inc.
333 South 7th Street, Suite 2400
Minneapolis, MN  55402
Telecopier: (612) 673-6678

12. Governing Law.

This Agreement shall be construed and interpreted in accordance with the internal Laws of the State of New York without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.  The Parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the State of New York, and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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13. No Right of Set Off.  No Party may (or may permit its Affiliates to) deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to such Person by the other Parties hereto or their respective Affiliates under this Agreement or otherwise in connection with the Transactions.  Each Party, for itself and on behalf of its Affiliates, hereby irrevocable waives any and all rights it or they may have to assert, claim or make any such set off, holdback or reduction.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

SELLER:	CHURCHILL FINANCIAL HOLDINGS LLC

By: /s/ Kenneth J. Kencel
Name: Kenneth J. Kencel
Title: President & CEO

BUYER:	RESOURCE TRS II, INC.

By: /s/ David Bryant
Name: David Bryant
Title: SVP & CFO

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